NEWS RELEASE

BIOLASE REPORTS 2014 FIRST QUARTER RESULTS

Q1 Net Revenue of $11.5 Million; GAAP Net Loss of $4.9 Million;
Non-GAAP Net Loss of $4.1 Million
Lower Net Revenues and Higher Loss in Part Due to the Effects of the
Legal Action Taken by Oracle Partners L.P.
Earnings Results Conference Call Postponed Indefinitely Due to
Director Dispute
and Shareholder Litigation Brought by Oracle Partners L.P.

IRVINE, CA (May 12, 2014) — BIOLASE, Inc. (NASDAQ:BIOL), the world’s leading manufacturer and distributor of dental lasers, including the Company’s proprietary WaterLase®, and a pioneer in laser surgery in other medical specialties, as well as a distributor of digital radiography, intra oral scanners, and chair-side milling machines and 3-D printers for dentistry, today reported unaudited financial results for the first quarter ended March 31, 2014.

Financial Highlights for the First Quarter ended March 31, 2014:

•	Net revenue of $11.5 million for Q1 2014 as compared to $14.6 million for Q1 2013.

•	Net loss of $4.9 million for Q1 2014 as compared to $2.6 million for Q1 2013.

•	Non-GAAP net loss of $4.1 million for Q1 2014 as compared to $2.3 million for Q1 2013.

Operating Highlights of the 2014 First Quarter:

•	Sold our 25,000th laser into the dental market in February 2014; since receiving clearance from the Food and Drug Administration in 1998 we have sold over 25,500 laser systems.

•	Became a distributor of Stratasys, Ltd.’s (NASDAQ:SSYS) Objet30 OrthoDesk and several of their Design Series High End 3-D printers which allow dentists to fabricate stone models, orthodontic appliances, delivery and positioning trays, models for clear aligners, retainers, and surgical guides in their office.

•	Agreed to collaborate with the St. Barnabas Medical Center in New York City to conduct specified research with our recently developed and patent-pending, revolutionary new surgical laser, a unique dual wavelength laser that will be targeted at several medical markets.

•	Completed first phase of our planned cost saving measures by streamlining operations during the first quarter of 2014 and reducing payroll and payroll related expenses by approximately $1.3 million, net, on an annualized basis; for the second phase, we have also begun to reduce and rationalize certain marketing and advertising activities.

•	Exhibited our flagship WaterLase technology and EPIC V-Series soft-tissue diode laser at the 86th Annual Western Veterinary Conference.

•	Declared a one-half percent stock dividend payable on March 28, 2014, to stockholders of record as of March 14, 2014.

Clinical and Regulatory Highlights of the 2014 First Quarter:

•	Granted a new patent in the U.S. for handheld medical instrumentation, namely an apparatus for facilitating actuation of handheld instrumentation that effectively eliminates the need for a foot switch; significantly expands on a previously issued U.S. patent for a cylindrically shaped hand piece with finger switch.

•	WaterLase technology was featured in 30 new peer-reviewed journal articles published in the English language during the 2014 first quarter.

Operating Highlights Subsequent to the 2014 First Quarter:

•	Won patent infringement case against Fotona in Germany; Düsseldorf District Court rules in favor of BIOLASE®, rewarding injunctive relief and cash damages.

Net revenue for the 2014 first quarter totaled $11.5 million, compared with $14.6 million in the 2013 first quarter, a decrease of approximately $3.1 million, or 21%. The decrease in period-over-period net revenue resulted from a sharp decrease in domestic laser system revenue, offset by increases in imaging systems and consumables and other, services revenue.

Federico Pignatelli, Chairman and CEO, said, “We believe that the decrease in domestic laser sales was primarily due to two reasons: the director dispute and resulting shareholder litigation filed by Oracle Partners, L.P.(“Oracle”) and the unusually harsh winter in the mid-west and east coast for much of the quarter. The shareholder lawsuit, which was filed on March 8, 2014, created a tremendous sense of uncertainty in the future of BIOLASE within customers and employees, and we believe that a large number of Dentists cancelled or postponed their purchases until these legal matters are resolved in the company’s favor. Let me be clear that this appears to have been an attempt by Oracle to wrest control of BIOLASE away from management thereby avoiding a more traditional tender offer which would likely result in Oracle paying a substantial premium to market to our shareholders. Also, the resulting significant legal expenses that the Company incurred in defense of Oracle’s hostile actions, coupled with the distraction to management and employees, greatly contributed to the Company’s net loss for the quarter. Further, the harsh winter throughout the first quarter caused a high number of dental practices to shut down for long periods of time. When the offices re-opened they generally had a significant backlog of patients and so it was extremely difficult for our salespeople to arrange for closing sales meetings. We have not experienced the same issue in the second quarter. Further, if the uncertainty regarding the Company’s Board composition, and thus the stability of management, is resolved favorably to the current status, then we expect a resumption of sustained growth in the domestic market.”

“The decline in our domestic revenues was offset to some extent by our sustained efforts to increase our number of international markets and distributors, including continuously upgrading our international distributors, with the intent of driving international growth. For the quarter ended March 31, 2014, our international distributors sold over 50% more WaterLase systems than we sold in the U.S. This is not typical as domestic sales generally represent a majority of total sales and we believe that the legal dispute regarding our Board had an unsettling effect on our U.S. sales while our international customers and distributors were not following such developments as closely.”

“While we are nearly complete with our strategic shift away from being essentially a one-product company to becoming the Total Technology SolutionTM provider in dentistry, we have two products that we were unable to ship in the first quarter due to various registrations and regulatory hurdles, the GALAXY BioMill and our line of StratasysR 3-D printers. We have begun taking orders for Stratasys 3-D printers and expect to be able to ship the GALAXY BioMillTM towards the end of the second quarter. This fundamental change in our business model has required a significant investment of capital and time but we believe that this change will provide significant benefits starting in the second half of the year. In executing this transition, we believe that we are now poised to grow into an industry leading high-tech, multi-product manufacturer and distributor that can provide an ecosystem of technologically advanced products,” concluded Pignatelli.

For the three months ended March 31, 2014, laser system net revenue decreased by approximately $3.2 million, or 31.4%, as compared to the three months ended March 31, 2013.

Fred Furry, CFO, commented, “Laser system net revenue decreased by approximately $3.2 million, or 31.4%, in the three months ended March 31, 2014, as compared to the same period of 2013. In addition to the uncertainty caused by the director dispute and shareholder litigation filed against the Company by Oracle and the severe winter throughout much of the country in the first quarter, our domestic laser revenue was also negatively impacted by the uncertainty over the status of Internal Revenue Code (“IRC”) Section 179. IRC Section 179 allows business owners to accelerate depreciation on qualifying capital equipment purchases for tax purposes. With the expiration of the Tax Relief Act of 2012, however, the limitation reverted from $500,000 in 2013 back to its original limitation of $25,000 in 2014. The previous tax benefits under Section 179 were a significant closing tool and incentive that encouraged dentists to upgrade their practices and purchase products in our suite of high-tech offerings.”

Imaging revenues, which included both cone beam digital imaging and CAD/CAM intraoral scanners for the three months ended March 31, 2014, increased by approximately $168,000, or 16.3%, as compared to the prior year. The growth was driven by increased product offerings at various price points. We expect continued improvement in sales of our imaging systems during the year ending December 31, 2014, as we continue to hire more imaging-specific salespeople and gain more experience marketing and supporting these products. We have begun shipping Stratasys 3-D printers in the second quarter and expect to begin shipping the Galaxy BioMill in late June 2014.

Consumables and other net revenue, which includes consumable products such as disposable tips and shipping revenue, remained relatively flat for the three months ended March 31, 2014 as compared to the same period of 2013.

Services net revenue, which consists of extended warranty service contracts, advanced training programs, and other services, increased nominally $32,000, or 1.9% for the three months ended March 31, 2014, as compared to the same period of 2013, largely due to increased follow-on sales related to our growing laser customer base and increased sales and marketing efforts in this part of our business.

Gross profit as a percentage of net revenue was 34.2% for the three months ended March 31, 2013 as compared to 39.7% for the prior year period. The year-over-year decrease was primarily due to higher sales of licensed imaging equipment, which generally carry lower margins than our laser products, and increased international laser sales, which generally carry a lower margin than our domestic laser sales.

Operating expenses totaled $8.6 million, or 74.4% of net revenue for the three months ended March 31, 2014, as compared to $8.6 million, or 59.0% of net revenue, in the same prior year period, due to the following:

•	Sales and marketing expenses decreased by $797,000, primarily due to decreased convention costs, decreased media and advertising expenses, and decreased commission expenses, offset by increased payroll and consulting related expenses.

•	General and administrative expenses increased by $836,000, primarily due to increased legal expenses of $662,000 and an increase to our provision for doubtful accounts of $277,000, offset by decreased patent and patent defense costs of $107,000. The increase to legal expenses were driven by approximately $682,000 related to the Company’s defense of the director dispute and resulting shareholder litigation brought by Oracle.

•	Engineering and development expenses remained relatively flat for the First Quarter 2014 as compared to the same period of 2013 due to our continued efforts in new product development and sustaining projects for our existing products.

•	Excise tax expenses decreased $42,000 for the three months ended March 31, 2014 as compared to the same prior year period.

Our net loss for the first quarter ended March 31, 2014, totaled approximately $4.9 million, or a loss of $0.13 per share, compared to a net loss of $2.6 million, or a loss of $0.08 per share, for the same prior year quarter. After removing interest expense of $230,000, our income tax provision of $24,000, depreciation and amortization expenses of $175,000, and stock-based, other equity instruments, and other non-cash compensation expense of $371,000, the first quarter ended March 31, 2014, resulted in a non-GAAP net loss of $4.1 million, or a loss of $0.11 per share, compared with a non-GAAP net loss of $2.3 million, or a loss of $0.07 per share, for the same prior year quarter.

On April 29, 2014, the Düsseldorf District Court in Germany rendered a first instance decision whereby Fotona dd (“Fotona”) must cease and desist from selling its Fidelis and Lightwalker dental laser systems, render accounts on past sales, recall respective products, and pay damages on infringement. Fotona has yet to provide the details of its profits in order to allow the Company to calculate the damages.

Liquidity and Capital Resources
As of March 31, 2014, the Company had approximately $4.6 million in working capital. Cash and cash equivalents totaled approximately $1.8 million at March 31, 2014, compared to $1.4 million at December 31, 2013.

Net accounts receivable totaled $8.6 million at March 31, 2014, compared to $11.1 million at December 31, 2013. At March 31, 2013, the Company had two revolving credit facilities totaling $4.0 million, as amended, with $2.1 million of available borrowings. On April 10, 2014, the borrowing capacity on the lines of credit was reduced to a total of $4 million.

On February 10, 2014, we entered into a subscription agreement with Oracle Partners L.P., Oracle Institutional Partners, L.P., and Oracle Ten Fund Master L.P. under which the Company offered an aggregate of 1,945,525 unregistered shares of common stock in a private placement at a price of $2.57 per share. Gross proceeds from the sale totaled $5 million and net proceeds, after offering expenses of approximately $208,000, totaled approximately $4.8 million.

Conference Call
Due to current litigation, the Company will not hold an earnings conference call until further notice.

About BIOLASE, Inc.
BIOLASE, Inc. is a biomedical company that develops, manufactures, and markets innovative lasers in dentistry and medicine and also markets and distributes high-end 2D and 3D digital imaging equipment, CAD/CAM intraoral scanners, and in-office milling machines and 3D printers; products that are focused on technologies that advance the practice of dentistry and medicine. The Company’s proprietary laser products incorporate approximately 300 patented and patent-pending technologies designed to provide biologically clinically superior performance with less pain and faster recovery times. Its innovative products provide cutting-edge technology at competitive prices to deliver the best results for dentists and patients. BIOLASE’s principal products are revolutionary dental laser systems that perform a broad range of dental procedures, including cosmetic and complex surgical applications, and a full line of dental imaging equipment. BIOLASE has sold more than 25,500 laser systems. Other laser products under development address ophthalmology and other medical and consumer markets.

For updates and information on WaterLase and laser dentistry, find BIOLASE online at www.biolase.com, Facebook at www.facebook.com/biolase, Twitter at www.twitter.com/biolaseinc, Pinterest at www.pinterest.com/biolase, LinkedIn at www.linkedin.com/company/biolase, Google+ at www.google.com/+BIOLASEIrvine, Instagram at www.instagram.com/biolaseinc, and YouTube at www.youtube.com/biolasevideos.

BIOLASE®, WaterLase®, GALAXY BioMillTM, and Total Technology SolutionTM are registered trademarks or trademarks of BIOLASE, Inc.

Stratysus® is a registered trademark of Stratasys, Ltd.

Non-GAAP Disclosure
The non-GAAP financial information contained herein are a supplement to the corresponding financial measures prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Management believes that adjustments for these items assist investors in making comparisons of period-to-period operating results and that these items are not indicative of the Company’s on-going core operating performance.

Management believes that the presentation of this non-GAAP financial information provides investors with greater transparency and facilitates comparison of operating results across a broad spectrum of companies with varying capital structures, compensation strategies, derivative instruments, and amortization methods, which provide a more complete understanding of our financial performance, competitive position, and prospects for the future. However, the non-GAAP financial measures presented herein have certain limitations in that they do not reflect all of the costs associated with the operations of our business as determined in accordance with GAAP. Therefore, investors should consider non-GAAP financial measures in addition to, and not as a substitute for, or as superior to, measures of financial performance prepared in accordance with GAAP. Further, the non-GAAP financial measures presented by the Company may be different from the non-GAAP financial measures used by other companies.

Management uses non-GAAP net (loss) income (defined as net loss before interest, taxes, depreciation and amortization, and stock-based other equity instruments, and other non-cash compensation) in its evaluation of the Company’s core after-tax results of operations and trends between fiscal periods and believes that these measures are important components of its internal performance measurement process. Management believes that this non-GAAP financial information reflects an additional way of viewing aspects of our business that, when viewed with our GAAP results, provide a more complete understanding of factors and trends affecting our business.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
Statements contained in this press release that refer to BIOLASE’s estimated or anticipated future results or other non-historical facts are forward-looking statements, as are any statements in this press release concerning prospects related to BIOLASE’s strategic initiatives, product introductions and anticipated financial performance. Forward-looking statements can also be identified through the use of words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “may,” “will,” and variations of these words or similar expressions. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect BIOLASE’s current perspective of existing trends and information and speak only as of the date of this release. Actual results may differ materially from BIOLASE’s current expectations depending upon a number of factors affecting BIOLASE’s business. These factors include, among others, adverse changes in general economic and market conditions, competitive factors including but not limited to pricing pressures and new product introductions, uncertainty of customer acceptance of new product offerings and market changes, risks associated with managing the growth of the business, and those other risks and uncertainties that may be detailed, from time-to-time, in BIOLASE’s reports filed with the SEC. BIOLASE does not undertake any responsibility to revise or update any forward-looking statements contained herein.

For further information, please contact:
Michael Porter
Porter, LeVay & Rose, Inc.
212-564-4700

(financial tables follow)BIOLASE, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(in thousands, except per share data)

	Three Months Ended
	March 31,
	2014	2013
Product and services revenue	$11,749	$14,489
License fees and royalty revenue	39	108

Net revenue	11,518	14,597
Cost of revenue	7,577	8,803

Gross profit	3,941	5,794

Operating expenses:
Sales and marketing	4,455	5,252
General and administrative	3,083	2,247
Engineering and development	973	1,005
Excise tax	65	107

Total operating expenses	8,576	8,611

Loss from operations	(4,635)	(2,817)

Gain (loss) on foreign currency transactions	2	(99)
Interest expense, net	(230)	(87)

Non-operating loss, net	(228)	(186)

Loss before income tax provision (benefit)	(4,863)	(3,003)
Income tax provision (benefit)	24	(372)

Net loss	$(4,887)	$(2,631)

Net loss per share:
Basic	$(0.13)	$(0.08)

Diluted	$(0.13)	$(0.08)

Shares used in the calculation of net loss per share:
Basic	36,455	32,167

Diluted	36,455	32,167

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BIOLASE, INC.

CONSOLIDATED BALANCE SHEETS (Unaudited)
(in thousands, except per share data)

	March 31,	December 31,
	2014	2013
ASSETS Current assets:
Cash and cash equivalents	$1,835	$1,440
Accounts receivable, less allowance of $807 in 2014 and $573 in 2013	8,556	11,127
Inventory, net	11,891	11,378
Prepaid expenses and other current assets	1,288	1,909

Total current assets	23,570	25,854
Property, plant, and equipment, net	1,749	1,826
Intangible assets, net	165	183
Goodwill	2,926	2,926
Other assets	247	249

Total assets	$28,657	$31,038

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT) Current liabilities:
Lines of credit	$2,878	$4,633
Accounts payable	7,776	8,560
Accrued liabilities	4,941	4,997
Customer deposits	150	285
Deferred revenue, current portion	3,275	3,464

Total current liabilities	19,020	21,939
Deferred tax liabilities	632	617
Deferred revenue, long-term	—	1

Total liabilities	19,652	22,557

Stockholders’ equity (deficit):
Preferred stock, par value $0.001	—	—
Common stock, par value $0.001	40	38
Additional paid-in capital	154,274	148,866
Accumulated other comprehensive loss	(273)	(274)
Accumulated deficit	(128,637)	(123,750)

	25,404	24,880
Treasury stock (cost of 1,964 shares repurchased)	(16,399)	(16,399)

Total Stockholders’ equity	9,005	8,481

Total liabilities and stockholders’ equity	$28,657	$31,038

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BIOLASE, INC.

Reconciliation of GAAP Net (Loss) Income to Non-GAAP Net (Loss) Income (Unaudited)
(in thousands, except per share data)

	Three Months Ended
	March 31,
	2014	2013
GAAP net loss	$(4,887)	$(2,631)
Adjustments:
Interest expense, net	230	87
Income tax provision (benefit)	24	(372)
Depreciation and amortization expense	175	145
Stock-based, other equity instruments, and other non-cash compensation expense	371	494

Non-GAAP net loss	$(4,087)	$(2,277)

GAAP net loss per share, basic and diluted	$(0.13)	$(0.08)
Adjustments:
Interest expense, net	0.01	0.00
Income tax provision (benefit)	0.00	(0.01)
Depreciation and amortization expense	0.00	0.00
Stock-based, other equity instruments, and other non-cash compensation expense	0.01	0.02

Non-GAAP net loss per share, basic and diluted	$(0.11)	$(0.07)

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